Exhibit 15.8

INDEPENDENT ACCOUNTANTS’ OPINION

The Board of Directors
Permanent Funding (No.1) Limited
Blackwell House

Guildhall Yard

London

EC2V 5AE

30 June 2005

Report of the Independent Accountants to Permanent Funding (No. 1) Limited on its assertion about Halifax plc’s compliance with its minimum servicing standards for the year ended 31 December 2004

We have examined Permanent Funding (No. 1) Limited’s assertion, attached as Appendix 2, that Halifax plc (“the Servicer”) complied with the minimum servicing standards set forth in Appendix 1 for the year ended 31 December 2004.

The directors of Permanent Funding (No. 1) Limited (“the Company”) are responsible for identifying the minimum servicing standards set forth in Appendix 1 and for the Company’s assertion regarding the Servicer’s compliance with those requirements attached as Appendix 2. Our responsibility is to express an opinion on the Company’s assertion about the Servicer’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Servicer’s compliance with specified requirements, nor does it include an assessment of the adequacy of the servicing standards themselves.

In our opinion the Company’s assertion that the Servicer complied with the minimum servicing standards contained in Appendix 1 for the year ended 31 December 2004 is fairly stated in all material respects.

This report is intended solely for the information and use of the Company, and is not intended to be and should not be used by anyone other than the Company.

/s/ KPMG Audit Plc

KPMG Audit Plc

Chartered Accountants
30 June 2005

Appendix 2: Permanent Funding (No. 1) Limited’s assertion about Halifax plc’s compliance with its minimum servicing standards for the year ended 31 December 2004 (the Assertion)

The undersigned, a duly authorised representative of Permanent Funding (No. 1) Limited pursuant to the Amended and Restated Servicing Agreements between Halifax plc acting as Servicer (the Servicer), Halifax plc as Seller, Permanent Funding (No. 1) Limited as Funding 1 and The Bank of New York as the Security Trustee dated 25th November 2003, 12 March 2004, 22 July 2004 and 18 November 2004 as amended (the Agreements), certifies that:

1. Permanent Funding (No. 1) Limited is responsible for assessing the Servicer’s compliance with the minimum servicing standards, as set out in Appendix 1.

2.  Permanent Funding (No. 1) Limited has used the minimum servicing standards, set out in Appendix 1, as a basis for assessing the Servicer’s compliance with the Agreements.

3.  A review of the activities of the Servicer during the year ended 31 December 2004 and its performance under the aforementioned Agreements has been made under my supervision.

4.  Based on such review, to the best of my knowledge, the Servicer has complied with the minimum servicing standards attached as Appendix 1 throughout the year ended 31 December 2004 in all material respects, except as may be set forth in paragraph 5 below.

5.  The following is a description of any exceptions to paragraph 4 above:

None.

Capitalised terms used but not defined in this Assertion have their respective meanings set forth in the Agreements, unless the context requires otherwise or unless otherwise defined in this Assertion.

IN WITNESS WHEREOF, the undersigned has duly executed this Annual Compliance Certificate this 30th day of June 2005.

/s/ David Balai
Authorised signatory
Permanent Funding (No.1) Limited